Exhibit 5.1
[ON NISHITH DESAI ASSOCIATES LETTERHEAD]
October 6, 2005
Wipro Limited
Doddakannelli
Sarjapur Road
Bangalore — 560035
Karnataka, India
Ladies and Gentlemen:
RE: LEGAL OPINION RE POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8
          We have served as the Indian legal counsel to you, for the issuance by you of American Depositary Shares (hereinafter referred to as “ADSs”) in 2000.
          We hereby render our opinion in connection with the Post-Effective Amendment No. 1 to Form S-8 ("Statement"), to be filed by you with the Securities Exchange Commission. In this connection, we render our opinion on matters relating to Indian Law. This opinion is limited to Indian law as currently applied by the courts in India, and is given on the basis that it will be governed and construed in accordance with Indian law. Capitalized terms used in this opinion unless specifically defined herein, shall bear the same meaning as defined in the Statement.
           As your legal counsel, we have examined, strictly under Indian law, the proceedings taken and proposed to be taken by you in connection with the above pursuant to the Stock Dividend and under the Company's 2004 ADS Restricted Stock Unit Plan ("Plan"). Strictly limited to Indian law and assuming that all Equity Shares are issued pursuant to the Stock Dividend and in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, it is our opinion that the Equity Shares issuable by the Company have been duly authorized and when issued, will be validly issued.
           We consent to the use of this opinion as an exhibit to the Statement and further consent to the use of our name wherever appearing in the Statement, including any prospectus constituting a part thereof, and any amendments thereto.
           This opinion is rendered by us to Wipro Limited in relation to matters governed by Indian law and rendered solely in connection with the Statement. This opinion is for the exclusive use of Wipro Limited, and shall only be disclosed to or relied upon by anyone as per our consent contained herein.
Sincerely yours,
/s/ Nishith Desai Associates

Nishith Desai Associates